FOR IMMEDIATE RELEASE

 INTER PARFUMS, INC. REPORTS SECOND QUARTER RESULTS

New York, New York, August 9, 2006 - Inter Parfums, Inc. (NasdaqGS: IPAR) today reported second quarter 2006 results.  European operations, which are conducted in France, primarily represent the sale of prestige brand name fragrances and United States operations, which primarily represented the sale of mass-market products, now include our specialty retail products.

Second Quarter 2006 Compared to Second Quarter 2005:

  Net sales increased 15% to $70.3 million from $61.3 million.  At comparable foreign currency exchange rates, second quarter net sales were 16% ahead of last year's second quarter;
  Gross margin for both the current and prior year's second quarter was 56% of net sales;
  S, G & A as a percentage of sales rose to 47% from 45%.  The increase was primarily due to approximately $2 million incurred in staff, product development and other start-up expenses relating to specialty retail  personal care products programs; and,
  Net income for both periods approximated $3.2 million or $0.16 per diluted share.

Net sales for the six months ended June 30, 2006 increased nearly 7% to $141.2 million from $132.4 million in the first half of 2005; in constant dollars, net sales were up 10% for the period.  Net income for the first half of both 2006 and 2005 was $7.6 million or $0.37 per diluted share.

Jean Madar, Chairman & CEO of Inter Parfums noted, "As we reported last month, sales growth was achieved by each of our six largest prestige brands.  European based product sales increased 14% in the current second quarter compared to the corresponding period in 2005.  Much of the increase was fueled by the initial launch of Burberry London for women.  Paul Smith fragrances also performed well, notably the original Paul Smith fragrance, Paul Smith Extreme, and Paul Smith Floral.  Lanvin sales continue to grow and we are quite pleased with the initial reaction to our new Nickel men's fragrance, Eau Maximum, particularly in France where the brand has a strong following."

He continued, "With respect to our United States based operations, second quarter net sales were up 17% over the second quarter of 2005. These sales gains are primarily due to shipments to Gap and Banana Republic of their existing lines of fragrance and personal care products.  The Banana Republic Discover Collection, a line of five fragrances, is expected to hit Banana Republic stores in September 2006.  The collection consists of three scents for women and two for men, each named after a luxurious, natural material that is both emotional and authentic.  A separate line of fragrance and personal care products is also in the works for Gap's North American stores.  That line is expected to launch in 2007."

Discussing prestige launches scheduled in the second half of the year, Mr. Madar noted that, Burberry London, a new women's fragrance has recently launched and the men's counterpart of this new fragrance family is scheduled for launch later this year.  Rumeur, our first new Lanvin fragrance for women, is scheduled to launch in fourth quarter, followed by a wider geographic rollout over the early months of 2007.  The new men's fragrance, S.T. Dupont Noir, has been well received in Eastern Europe and the Middle East.  Paul Smith Story, a new men's fragrance, will debut in the U.S. and the U.K. in September.  Plans call for the fragrance rollout in Spain, Italy and Japan in early 2007, followed by Latin America and China in mid-2007."

He further noted, "We believe that our specialty retail programs of 2007 will play a major part in our anticipated growth.  We have and we intend to continue to make necessary staff additions to accommodate our growth.  Our New York offices are undergoing renovation, including a 2,000 square foot expansion.  We have also made major MIS upgrades that, among other things, have enhanced our inventory management capabilities."

Mr. Greenberg went on to say, "Our financial position remains strong.  At June 30 2006, working capital aggregated $148 million and we had a working capital ratio of 2.7 to 1.  Cash and cash equivalents and short-term investments aggregated $59 million.  From the close of the first quarter to the close of the second, inventories increased 21% as we gear up for new product launches and the sales build-up indicated by our 2006 net sales guidance of approximately $301 million.  We continue to believe net income for the year will be approximately $16.9 million or $0.83 per diluted share."

The Company again pointed out that effective January 1, 2006, it has adopted SFAS 123(R) "Share-Based Payment," a new accounting pronouncement requiring the expensing of stock based compensation.  Earnings guidance for 2006 includes an after tax charge of approximately $0.6 million or $0.03 per diluted share to reflect the impact of SFAS 123(R).  Inter Parfums indicated that its guidance assumes the dollar remains at current levels.

 Quarterly Dividend

The Company's regular quarterly cash dividend of $0.04 per share will be payable on October 13, 2006 to shareholders of record on September 29, 2006.

 Conference Call

The management of Inter Parfums will host a conference call at 11 am EDT on Thursday, August 10, 2006, to discuss second quarter results and other recent developments.  Interested parties may participate by calling 706-679-3037, approximately 10 minutes before the start of the call.  This conference call will also be distributed live over the Internet via the Investor Relations section of the Company's web site at www.interparfumsinc.com.  To listen to the live call, please go to the web site in advance to register, and if needed, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the web site.  We suggest listeners use Microsoft Explorer as their browser.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Lanvin, Paul Smith, S.T. Dupont, Christian Lacroix, Celine, Diane von Furstenberg and Quiksilver/Roxy and has controlling interest in Nickel S.A., a men's skin care company.  Its entry into the specialty retail market was accomplished with an exclusive agreement with Gap Inc., under which it is designing and manufacturing personal care products for Gap's and Banana Republic's North American stores.  Inter Parfums is also a producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2005, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640/rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com

Inter Parfums, Inc. CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net sales	$ 70,285	$ 61,343	$ 141,185	$ 132,430

Cost of sales	30,615	26,748	61,219	57,258

Gross margin	39,670	34,595	79,966	75,172

Selling, general and administrative	33,337	27,598	64,400	59,162

Income from operations	6,333	6,997	15,566	16,010

Other expenses (income):
Interest expense	318	384	519	599
(Gain) loss on foreign currency	(220)	(75)	(381)	4
Interest and dividend (income)	(501)	(448)	(1,015)	(694)
Loss (gain) on subsidiary's issuance of stock	61	14	(12)	14

	(342)	(125)	(889)	(77)

Income before income taxes and
minority interest	6,675	7,122	16,455	16,087

Income taxes	2,293	2,819	5,635	5,975

Income before minority interest	4,382	4,303	10,820	10,112

Minority interest in net income of consolidated subsidiary	1,190	1,089	3,208	2,494

Net income	$ 3,192	$ 3,214	$ 7,612	$ 7,618

Net income per share:
Basic	$0.16	$0.16	$0.38	$0.38
Diluted	$0.16	$0.16	$0.37	$0.37

Weighted average number of shares outstanding:
Basic	20,315	20,179	20,291	19,940
Diluted	20,564	20,478	20,554	20,449

Inter Parfums, Inc. CONSOLIDATED BALANCE SHEETS (In thousands except share and per share data)
ASSETS
	June 30, 2006	December 31, 2005
	(Unaudited)
Current assets:
Cash and cash equivalents	$ 44,197	$ 42,132
Short-term investments	14,600	17,400
Account receivable, net	94,104	82,231
Inventories	70,983	48,631
Receivables, other	4,223	2,119
Other current assets	5,561	4,213
Income tax receivable	104	104
Deferred tax assets	3,819	3,011

Total current assets	237,591	199,841

Equipment and leasehold improvements, net	6,842	5,835

Trademarks, licenses and other intangible assets, net	30,765	30,136

Goodwill	4,810	4,476

Other assets	600	622

	$ 280,608	$ 240,910
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Loans payable - banks	$ 9,331	$ 989
Current portion of long-term debt	4,068	3,775
Accounts payable	48,386	40,359
Accrued expenses	26,588	21,555
Income taxes payable	471	1,269
Dividends payable	813	810

Total current liabilities	89,657	68,757

Long-term debt, less current portion	8,136	9,437

Deferred tax liability	2,036	1,783

Put option	1,177	743

Minority interest	37,627	32,463

Shareholders' equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares; none issued
Common stock, $0.001 par value. Authorized 100,000,000 shares; outstanding 20,317,810 and 20,252,310 shares at June 30, 2006 and December 31, 2005, respectively	20	20
Additional paid-in capital	37,214	36,640
Retained earnings	119,036	112,802
Accumulated other comprehensive income	11,014	3,574
Treasury stock, at cost 6,302,768 common shares at June 30, 2006 and December 31, 2005	(25,309)	(25,309)
	141,975	127,727
	$ 280,608	$ 240,910